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                                                                  Exhibit (e)(3)



                                                                 October 5, 2000


STRICTLY PRIVATE & CONFIDENTIAL
-------------------------------

Bodycote International plc
Hulley Road
Hurdsfield
Macclesfield
Cheshire, SK10 2SG

Attention:     Mr. David Landless
               Finance Director

     In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates (as the term "affiliate" is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")), involving Lindberg Corporation (the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

     1. By execution of this letter agreement (the "Agreement"), you agree to treat confidentially all such information whether written, electronic or oral (the "Evaluation Material"), and to observe the terms and conditions set forth herein. You also agree that, subject to the fourth paragraph of this Agreement, prior to giving any of your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives") access to any of the Evaluation Material you shall provide such Representatives with a copy of this Agreement. You further agree to be responsible for any breach of this Agreement that relates to the improper use or disclosure of Evaluation Material by any of your Representatives as if they were parties hereto.

     2. For purposes of this Agreement, Evaluation Material shall include, without limitation, all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other materials (whether prepared by the Company, DLJ, their advisers, agents or otherwise and in whatever form maintained, whether documentary, computerized or otherwise), regardless of the form of communication, that contain or otherwise reflect information concerning the Company that you or your Representatives may be provided by or on behalf of the Company or DLJ in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all information, data, reports, analyses, computations, studies, interpretations, projections, forecasts, records, notes, memoranda, summaries or other materials in whatever form maintained, whether documentary, computerized or otherwise, whether prepared by you or your Representatives or others, that contain or otherwise reflect or are based upon, in whole or in part, any such Evaluation Material or that reflect your review of, or interest in, all or any portion of the Company (the "Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material that (i) are or become generally

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David Landless
Bodycote International plc
Page 2                                                           October 5, 2000

          available to the public other than as result of a disclosure by you or any of your Representatives contrary to the terms of this Agreement, or, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, or become so available to you, provided that the source of such information was not known by you or any of your Representatives, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

     3. You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material; provided that, subject to the second paragraph of this Agreement, you may disclose Evaluation Material to your Representatives only to the extent such Representatives need to know such information to permit them to assist you in making the determination referred to in the prior sentence. You shall maintain a list of those of your Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request) and shall use commercially reasonable best efforts (including but not limited to court proceedings as such would be commercially reasonable), at your sole expense, to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. In furtherance of the foregoing, you agree that you will not use the Evaluation Material in any way directly or indirectly detrimental to the Company. In particular you agree that for a period of 12 months from the date of the signing of this Agreement you and your affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material, employ or attempt to employ an employee of the Company or any of its subsidiaries whose annual compensation exceeded $50,000 in the year prior to the earlier of the date of such solicitation or the date of hire, provided, however, that you will not be precluded from hiring any such employee who (i) responds to a public advertisement placed by you, (ii) has terminated employment with the Company or its subsidiary prior to the commencement of solicitation of such employee, or (iii) who seeks employment with you without solicitation by you. You acknowledge that the Evaluation Material is and at all times remains the sole and exclusive property of the Company, and the Company has the exclusive right, title and interest to such Evaluation Material. No right or license, by implication or otherwise, is granted by the Company as a result of disclosure of Evaluation Material hereunder.

     4. In addition, each of you and the Company agree not to make any disclosure (i) that the Company or you are considering a possible Transaction or that you, DLJ or the Company are having or have had discussions, or that you have received Evaluation Material from the Company or DLJ concerning a Transaction or (ii) concerning any discussions related to a possible Transaction, including the status thereof, any termination thereof, any decision on your part to no longer consider any such Transaction or any of the terms, conditions or other facts with respect thereto; provided that you and the Company may make such disclosure if the disclosing party has been advised by its counsel, that such disclosure must be made by the disclosing party in order that the disclosing party not commit a violation of law (including without limitation, any requirement or policy of the NASDAQ, a stock exchange or other regulatory authority) and, prior to such disclosure, the disclosing party promptly advises and consults with the other party and its legal counsel concerning the information the disclosing party proposes to disclose. Without limiting the generality of the foregoing, you further agree that, without the prior consent

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David Landless
Bodycote International plc
Page 3                                                           October 5, 2000

          of the Company, you will not, directly or indirectly, for a period of 12 months from the date of this Agreement, enter into any agreement, arrangement or understanding with any person regarding a possible Transaction, whether or not negotiated. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.

     5. Although the Company and DLJ have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, DLJ or any of their employees, partners, affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) except to the extent, if any, provided in any subsequent agreement with any such person, shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

     6. Without limiting the generality of the immediately preceding paragraph, the Evaluation Material may include certain statements, estimates and projections provided by the Company or DLJ with respect to the anticipated future performance of the Company. Such statements, estimates and projections reflect various assumptions made by the Company concerning anticipated results, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such assumptions, statements, estimates or projections, including the budget. The only information that will have any legal effect will be the subject of representations in a definitive agreement; in no event will such definitive agreement contain any representation as to the projections.

     7. In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand, or similar process or otherwise), to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with the Company to obtain such protective order; provided however that, the Company shall bear your out-of-pocket expenses, other than legal expenses, in connection with such cooperation. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the judgment of your counsel, is legally required to be disclosed. It is further agreed that, if in the absence of a protective order you (or such other persons to whom such request is directed) are nonetheless legally compelled to disclose such information, you may make such disclosure without liability hereunder, provided that you give the Company notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and, upon the Company's request, use commercially reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information and, provided further, that such disclosure was not caused by and did not result from a previous disclosure by you or any of your Representatives not permitted hereunder.

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David Landless
Bodycote International plc
Page 4                                                           October 5, 2000

     8. If you decide that you do not wish to proceed with a Transaction, you will promptly notify DLJ of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will, within five business days after receiving a request therefor, return to us all copies of the tangible Evaluation Material (other than Notes) in the possession of you or your affiliates or your Representatives, will destroy all Notes and will further deliver to DLJ and the Company a certificate executed by one of your duly authorized executive officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     9. You hereby acknowledge that you are aware, and will advise your Representatives who are informed of the subject matter of this Agreement, that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

     10. You agree that, for a period of one year from the date of this agreement, unless such shall have been specifically invited in writing by the Board of Directors of the Company, neither you nor any of your Representatives on your behalf will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) which seeks to control or influence the management, the Board of Directors or policies of the Company, (c) otherwise act, alone or in concert with others, to seek or offer to control or influence the management, Board of Directors or policies of the Company, (d) except for disclosure permitted by paragraph 4, take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during any such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

          Notwithstanding the previous paragraph, if (a) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), and (b) such transaction would result in such person beneficially owning more than 50% of the outstanding equity securities or all or substantially all of the assets of the Company, then you shall be permitted to take any action otherwise

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David Landless
Bodycote International plc
Page 5                                                           October 5, 2000

          prohibited by this section 10 provided that such actions are taken in connection with an offer by you to the Company's stockholders of a transaction which is financially equal to or superior to such transaction.

     11. You understand that (i) the Company and DLJ shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) unless and until a definitive agreement between you and the Company with regard to any Transaction has been executed and delivered, the Company (and its directors, officers, employees, affiliates, agents, DLJ or any other representatives or its advisers or representatives thereof), shall not be under any legal obligation of any kind to you or your Representatives with respect to such a Transaction by virtue of this Agreement or any written or oral expression with respect to such a Transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

     12. It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to DLJ, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction.

     13. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that you have breached this Agreement, you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

     14. This Agreement shall not be assignable except by operation of law to a successor by merger; provided, however, that such successor shall be bound by all the terms of this Agreement.

     15. All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

     16. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor

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David Landless
Bodycote International plc
Page 6                                                           October 5, 2000

          shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

     17. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Chicago, Illinois over any suit, action or proceeding arising out of or relating to this Agreement. You hereby agree that service of any process, summons, notice or document by U.S. registered mail or courier addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any right to trial by jury and any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

     18. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

     19. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois applicable to contracts made and to be enforced therein.

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David Landless
Bodycote International plc
Page 7                                                           October 5, 2000

     If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                   Very truly yours,



                                   LINDBERG CORPORATION

                                   By: /s/ Todd L. Noffke
                                      --------------------------
                                        Todd L. Noffke
                                   DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION
                                   as Exclusive Agent

Agreed and Accepted:
BODYCOTE INTERNATIONAL PLC


By: /s/ David Landless
   -------------------------------
Title: Finance Director

Date: October 6, 2000


cc:  Chris Treneman - Dresdner Kleinwort Benson (London)
     Jon Lamont - Dresdner Kleinwort Benson (New York)
     John H. Bitner - Bell, Boyd & Lloyd (Lindberg Counsel)
     Christopher C. McMahon - Donaldson, Lufkin & Jenrette
     Stephen S. Penley - Executive Vice President, Chief Financial Officer - Lindberg Corporation